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As filed with the Securities and Exchange Commission on May 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

A.D.A.M., INC.
(Exact name of Registrant as specified in its charter)

Georgia	58-1878070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 RiverEdge Parkway, Suite 800
Atlanta, Georgia 30328
(770) 980-0888

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert S. Cramer, Jr.
Chairman of the Board and Chief Executive Officer
A.D.A.M., Inc.
1600 RiverEdge Parkway, Suite 800
Atlanta, Georgia 30328
(770) 980-0888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jon H. Klapper, Esq.
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, Georgia 30309
(404) 815-3758

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.01 per share	546,266 shares	$2.275	$1,242,755	$115.00

(1)
The shares of common stock are being registered hereby for the account of certain shareholders of A.D.A.M., Inc. No other shares of common stock are being registered pursuant to this offering.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported sales prices of the common stock on the Nasdaq National Market on May 14, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 17, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

546,266 Shares

A.D.A.M., INC.

Common Stock

        This is a resale of outstanding shares of our common stock by certain of our shareholders. The shares covered by this prospectus were issued by us as consideration in the acquisitions of several companies, and are being offered for resale by the former shareholders of those companies.

        Our common stock is traded on the Nasdaq National Market under the symbol "ADAM." On May 14, 2002, the last reported sale price for our common stock, as reported on Nasdaq, was $2.12 per share.

        The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 10. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

ABOUT THIS PROSPECTUS

        This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock being offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered. The registration statement can be read at the SEC web site or at the SEC Public Reference Room mentioned under the heading "Where You Can Find More Information."

        When acquiring any of the securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any selling shareholders or underwriters have authorized anyone to provide you with different information. The securities are not being offered in any state where the offer would be prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of the respective document.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "A.D.A.M.," "we," "us," "our," or similar references mean A.D.A.M., Inc. and our subsidiaries.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this report, and other written or oral statements made by or on behalf of A.D.A.M., may constitute "forward-looking statements" within the meaning of the federal securities laws. When used in this report, the words "believes," "expects," "estimates," "intends," "will" and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, intentions, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this report include descriptions of our plans and strategies with respect to developing certain market opportunities, our overall business plan, our plans to develop additional strategic partnerships, our intention to develop our products and platform technologies, our continuing growth and our ability to contain our operating expenses. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

        The accompanying information contained in this prospectus, as well as in our SEC filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

        All forward-looking statements attributable to A.D.A.M. are expressly qualified in their entirety by the foregoing cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at www.sec.gov.

        We have filed a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  1.
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  2.
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2002;

  3.
  all Current Reports on Form 8-K filed since January 1, 2002; and

  4.
  the description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act, including all amendments and reports updating that description.

        Any information incorporated by reference will be modified or superseded by any information contained in this prospectus or in any other document filed later with the SEC which modifies or supersedes such information. Any information that is modified or superseded will become a part of this prospectus as the information has been so modified or superseded.

        We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations Department, A.D.A.M., Inc., 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328; telephone number (770) 980-0888.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

        Although we reported net income for the twelve months ended December 31, 2001, we have incurred substantial losses throughout our history, including a net loss of $230,000 for the first quarter of 2002. For the twelve months ended December 31, 2001, we recorded net income of $1,597,000. Net income for the twelve months ended December 31, 2001 was largely provided through the sale of assets and not through operations. Prior to this we experienced losses of $7,854,000 for the twelve months ended December 31, 2000, $9,579,000 for the nine months ended December 31, 1999 and $2,180,000 for the twelve months ended March 31, 1999. We cannot guarantee that we will be able to achieve and sustain profitability.

        We may be unable to obtain sufficient capital to pursue our growth and market development strategies, which would hurt our financial results. Since inception we have funded operations with debt and equity capital. A.D.A.M.'s total operating costs and expenses decreased to $8,769,000 in the twelve months ended December 31, 2001, compared to $14,257,000 in the twelve months ended December 31, 2000, and $13,056,000 for the nine months ended December 31, 1999. Management projects that total operating costs and expenses will increase modestly in the twelve months ending December 31, 2002, and cannot assure that future operating losses will not occur. There is no assurance that our revenues will be sufficient to cover our expenses or that capital will be available to us on satisfactory terms or at all, to fund any shortfall in these costs and revenues.

        We may be unable to compete effectively with other online providers of healthcare information, which could cause our growth and market development strategies to be unsuccessful. The market for providing healthcare information is intensely competitive, and competition could increase in the future. As this market develops, we expect our sensitivity to competitive pressures to be especially strong as we continue to attract and retain customers. We may not be able to compete effectively against these companies, and if we fail to compete effectively we may suffer reduced gross margins and loss of market share.

        The healthcare information market is rapidly evolving and subject to rapid technological change. Certain companies could enter this market that could be larger and more established than we are. These competitors could have advantages over us because of their longer operating histories, greater name recognition, or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They could also devote greater resources to the promotion and sale of their products or services. Furthermore, mergers and acquisitions among other companies could intensify our existing competition or create new competitors.

        We have relied and continue to rely on a limited number of customers for a significant portion of our revenues. Losing one or more of these customers may adversely affect our revenues and financial results. We generate a significant portion of our revenues from a limited number of customers and we expect that this will continue for the foreseeable future. For example, during the twelve months ended December 31, 2001, two customers accounted for approximately 26% and 12% of our net revenues, respectively. These same two customers accounted for 33% and 13% of our net revenues, respectively, for the twelve months ended December 31, 2000. For the three months ended March 31, 2002, one customer accounted for approximately 28% of revenues. In calendar 2002, as a result of a bankruptcy filing in December 2001 by our second largest customer, we expect approximately 21% of our revenues to be generated from only one customer. If we lose any more of our large customers, or if we are unable to add new large customers, then our revenues may decline or not increase as expected.

        We face technological challenges in our ability to deliver customized information in the rapidly changing healthcare industry, which may limit our ability to maintain existing customer or attract new customers. We believe that health information will become more customized to an individual's personal health management needs. As a result, we will need to have adequate technology infrastructure that will allow us to deliver in a cost effective manner portions of our content assets based on each customer's requirements. We will be required to utilize, without significant prior experience, technologies related to content management and content distribution. A failure to develop or obtain this technology could adversely affect our ability to maintain market share or acquire new customers.

        We may be unable to successfully identify, acquire, manage or integrate complementary businesses. As evidenced by our recent acquisitions of Integrative Medicine Communications, Inc. and Nidus Information Services, Inc., part of our immediate growth strategy includes acquiring businesses with complementary products, technologies or professional services. Moving forward, we may not be successful in acquiring other complementary businesses or assimilating their personnel and operations into our Company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Future acquisitions may also cause us to incur expenses such as in-process research and development expenses, which may negatively affect our earnings. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions. In addition, a primary portion of the consideration for our acquisitions has been through the issuance of common stock. The issuance of additional common stock or other securities convertible into common stock in connection with future acquisitions could dilute the ownership interests of our existing shareholders.

        We may be unable to attract new personnel, which would adversely affect implementation of our overall business strategy. In order to promote the development of our target markets, we will need to identify, attract and retain software engineers, web designers, sales and marketing professionals and other key personnel. We will compete with other companies both within and outside our markets for such employees and we may be unable to attract these employees. If we do not succeed in attracting these types of new employees, we may be unable to fully implement our growth and market development strategies and our business will suffer.

        Our stock price is extremely volatile and could decline significantly. Since our initial public offering in 1995, there has been significant volatility in the price of our common stock. This volatility has often been unrelated to our operating performance. There can be no assurance that the market price of our common stock will be maintained or that the volume of trading in our shares will not decrease.

        Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.

        We are not compliant with the new Nasdaq National Market listing maintenance requirements as of March 31, 2002, as it relates to net equity, and we could fall out of compliance with other listing requirements. Effective June 29, 2001, the SEC approved a change to the Nasdaq Stock Market Marketplace Rules concerning quantitative listing standards for initial and continued inclusion on the Nasdaq National and SmallCap Markets. While we currently meet the old maintenance standard for continued inclusion on the Nasdaq National Market, as it relates to net tangible assets, we are not compliant with the new standard, as it relates to net equity. The new standard requires that for companies to remain listed on the Nasdaq National Market, they should have net equity of $10,000,000.

        As of March 31, 2002, A.D.A.M. had net equity of approximately $8,178,000. We have until November 1, 2002 to become compliant with the new standard. While management plans to become compliant with the new standard by November 1, 2002, significant changes to our balance sheet as a result of operating losses could affect our listing status, which could result in our being delisted. We believe that there are measures currently available to us that could be implemented to become compliant by the November 1, 2002 deadline. These measures include the sale of additional shares of common stock, and acquisitions of other companies, both of which could result in dilution to our existing shareholders. Should we be delisted from the Nasdaq National Market, we currently qualify for listing on the Nasdaq SmallCap Market under the new standard.

        We have adopted certain anti-takeover provisions that may deter a takeover. Our articles of incorporation and bylaws contain the following provisions that may deter a takeover, including a takeover on terms that many of our shareholders might consider favorable, such as:

  •
  the authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our shareholders;

  •
  the existence of large amounts of authorized but unissued common stock and preferred stock;

  •
  staggered, three-year terms for our board of directors; and

  •
  advance notice requirements for board of directors nominations and for shareholder proposals.

        The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon liquidation or sale, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, certain provisions of Georgia law and our stock option plan may also discourage, delay or prevent a change in control or unsolicited acquisition proposals.

        A significant number of un-issued shares are registered for future sale and could adversely affect the market price of our common stock. If our shareholders, option holders, or warrant holders exercise their rights to sell substantial amounts of our common shares in the public market, the market price of our common stock could fall. Given the unpredictable transaction volumes for A.D.A.M. shares, the sale of a significant amount of these shares at any given time could cause the market price of our common stock to decline or otherwise be highly volatile. Such sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price when we deem conditions to be more favorable.

        Our principal shareholders have substantial influence and their interest may differ from those of our remaining shareholders. As of March 31, 2002, our executive officers, directors and persons who beneficially own more than 5% of our outstanding common stock controlled approximately 24.0% of the combined outstanding voting power of our common stock. As a result, these holders exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors. If our remaining shareholders have interests that differ from these holders, their needs may not be met.

A.D.A.M., INC.

        A.D.A.M. serves healthcare organizations, medical professionals, health-interested consumers and students as a leading publisher of visually engaging health and medical information products. A.D.A.M. products are used for learning about health, wellness, disease, clinical treatments, alternative medicine, nutrition, anatomy and general medical reference in both the healthcare and education markets. A.D.A.M. products contain physician-reviewed text, in-house developed medical graphics and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience. Today, A.D.A.M. employs a growing range of media, including Internet, software, CD-ROM, television and print, to deploy its proprietary content assets and products.

        Our proprietary content library, more than 16 years in the making, includes:

  •
  a physician reviewed Health Encyclopedia that covers approximately 3,800 diseases and medical conditions;

  •
  approximately 40,000 medical illustrations that have been drawn and compiled by A.D.A.M.;

  •
  an extensive library of 3D models developed from the Visible Human Project;

  •
  thousands of web-enabled animations depicting disease states and other medical conditions and topics, many of which are broadcast-quality;

  •
  interactive tools,

  •
  unique technology for viewing the human body's anatomy; and

  •
  an advanced content management system we are implementing.

        A.D.A.M. believes that pictures are worth a thousand words and illustrated approaches to explaining complex medical conditions has a significant impact on the way people understand their bodies and medical situations. A.D.A.M. also believes that its products will have an impact on the way patient education information is delivered and used in personal health management, prevention, disease management, and after care applications. We believe we have the potential to capture a significant share of the consumer-patient health education market with our high-quality, medically-accurate, visual and text based information—whether it is being distributed over the Internet, as a component of point-of-care applications within the health care system or as printed products that can be sold and disseminated in a variety of ways including subscriptions and "information prescriptions" given during patient-provider contacts.

        Consumer appetite for health information continues to grow as shown by the dramatic increase in the number of searches conducted by consumers over the Internet in the last three years. Today, more than 50 million "health seekers" are online at least monthly, seeking information to manage their own conditions and the health of their family and friends. (Health Information Technology in the New Millenium 2001, Russell C. Coile, Editor) With this consumer demand, and the proliferation of patients taking an active role with their healthcare provider in their personal care management, we believe that our products will play a more important role in the product offerings of healthcare providers (particularly hospitals), the pharmaceutical industry, and the health insurance and managed care industries. These organizations are actively looking for ways to improve efficiencies, reduce clinical costs, increase patient encounters, communicate better with patients and plan members, and remain competitive in an environment that is becoming more crowded with direct-to-consumer marketing. Healthcare organizations must also deal with broader technical and compliancy issues such as HIPAA (the Health Insurance Portability and Accountability Act) and other federal regulations that could have an impact on the usage of health content and patient education.

        In addition, A.D.A.M. has recognized the important role its products can have with the growing U.S. Hispanic population. With more than 34 million Spanish-speaking consumers in the U.S., we believe that there will be a growing need to provide health information to this fast growing demographic segment. New legislation requiring federally funded organizations, such as hospitals and other healthcare providers, to translate information into other languages for people with limited English proficiency, will fuel opportunities for Spanish versions of A.D.A.M.'s health information products. A.D.A.M. completed the Spanish translation of its Health Illustrated Encyclopedia, Pregnancy Health Center and Surgeries and Procedures products in 2001. We maintain a translation relationship with a third party vendor for editorial updates to the Spanish products.

        A.D.A.M. currently provides its health content products to a broad range of customers whose profile has shifted since we began licensing our health content products in 1998. Originally, our focus for licensed products was in the Internet portal market. At that time, healthcare organizations had not fully developed their web strategies and eBusiness initiatives that used health content as a significant driver. While A.D.A.M.'s sales and marketing focus is now more aligned to the healthcare market, we still have active contracts with major Internet portals and will continue to seek new opportunities in this market as they become available. In the healthcare market, we have developed a growing license business in the hospital, pharmaceutical and managed care areas. In the twelve months ended December 31, 2001, we signed 14 contracts directly with hospitals and several more indirectly through use of its reseller relationships. In total, more than 130 hospitals were using A.D.A.M. content products as of March 31, 2002. We expect the number of hospitals using A.D.A.M. products to continue to grow in 2002.

        Besides the hospital sector, we have signed new or renewed contracts with several leading pharmaceutical companies and other healthcare-related organizations as well as the National Library of Medicine. Through this licensing network, A.D.A.M.'s products are searched and viewed by millions of consumers around the world. Because of the size and breadth of our distribution network, we believe we are the single largest provider of health related information on the Internet.

        A.D.A.M. was incorporated in 1990 as A.D.A.M. Software, Inc. We changed our name to adam.com, Inc. in 1999 and to A.D.A.M., Inc. in 2001. We are headquartered in Atlanta, Georgia and maintain an office in Newton, Massachusetts.

        For further information about A.D.A.M., see "Where You Can Find More Information" on page 3.

SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by the shareholders who are offering common stock under this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. The numbers in the table include fractional share interests which have been rounded to the nearest whole share. None of the selling shareholders owns in excess of 2% of the issued and outstanding shares of our common stock.

Name of Selling Shareholder	Shares Beneficially Owned Before the Offering	Shares Offered	Shares Beneficially Owned After the Offering(1)
Former shareholders of Nidus Information Services, Inc. (2)
Richard H. Witmer, Jr.	52,000	52,000	0
Charles H. Witmer	26,000	26,000	0
Cynthia Chevins	78,000	78,000	0
Carol Peckham	78,000	78,000	0
Meryl Buchanan Witmer	26,000	26,000	0
Former shareholders of Integrative Medicine Communications, Inc. (3)
Ascent Venture Partners, L.P.	26,187	26,187	0
Ascent Ventures Partners II, L.P.	104,750	104,750	0
IDP Ventures GmbH & Co. KG	32,682	32,682	0
IDP Investments LLP	32,683	32,683	0
Wellness Ventures Family Limited Partnership	68,849	68,849	0
Citizens Capital, Inc.	21,115	21,115	0
Total	546,266	546,266	0

(1)
Assuming all offered shares are sold.

(2)
In February 2002, A.D.A.M. acquired all the outstanding capital stock of Nidus Information Services, Inc. in exchange for the issuance of an aggregate of 260,000 shares of A.D.A.M. common stock.

(3)
In December 2001, A.D.A.M. acquired all the outstanding capital stock of Integrative Medicine Communications, Inc. in exchange for the issuance of an aggregate of 470,000 shares of A.D.A.M. common stock.

USE OF PROCEEDS

        The shares of our common stock offered under this prospectus will be sold by the selling shareholders named herein. We will not receive any of the cash proceeds from the sale of shares of common stock by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        General.    We are authorized to issue 20,000,000 shares of common stock, $0.01 par value per share, of which 7,564,284 shares were outstanding as of May 15, 2002. Our common stock is traded on the Nasdaq National Market under the trading symbol "ADAM." American Stock Transfer & Trust Co., New York, New York, is the transfer agent and registrar services for our common stock.

        As of May 15, 2002, 6,000,000 shares of our common stock were reserved for issuance under various employee benefit plans, which number includes 1,500,000 shares reserved for issuance under our 2002 Stock Incentive Plan which as been approved by our Board of Directors but remains subject to shareholder approval at our 2002 annual meeting.

        Voting and Other Rights.    Holders of our common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes.

        In the event of liquidation, holders of our common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any preferred stock then outstanding.

        Our common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All of the outstanding shares of our common stock are validly issued and fully paid.

        Distributions.    Holders of our common stock are entitled to receive such dividends or distributions as our Board of Directors may declare out of funds legally available for such payments. The payment of distributions by us is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

Preferred Stock

        We are authorized to issue 10,000,000 shares of preferred stock, no par value per share. Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of preferred stock which may be issued may rank prior to shares of common stock as to payment of dividends and upon liquidation. There are no shares of our preferred stock issued and outstanding.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

        Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

        The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

        Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

LEGAL MATTERS

        Certain legal matters in connection with the offering are being passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of A.D.A.M., Inc. for the year ended December 31, 2001 and the audited historical financial statements of Integrative Medicine Communications, Inc. included in A.D.A.M., Inc.'s Current Report on Form 8-K/A dated February 19, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by A.D.A.M. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of A.D.A.M. since the date hereof.

A.D.A.M., INC.

546,266 SHARES
COMMON STOCK

P R O S P E C T U S

                        , 2001

1600 RiverEdge Parkway, Suite 800
Atlanta, Georgia 30328
(770) 980-0888

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below are estimates of the fees and expenses payable by A.D.A.M. in connection with the offer and sale of the common stock being registered:

SEC Registration Fee	$115
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	5,000
Printing, Materials, and Postage	5,000
Miscellaneous Expenses	2,000

Total	$22,115

Item 15. Indemnification of Directors and Officers

        The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

        The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

        Notwithstanding any provisions of the Company's Restated Articles and Amended Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

        The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

Item 16. Exhibits.

        The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of A.D.A.M., Inc., (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
4.2	Amended and Restated Bylaws of A.D.A.M., Inc. (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
5.1	Legal Opinion of Smith, Gambrell & Russell, LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion at Exhibit 5.1)

Item 17. Undertakings

        (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of May, 2002.

A.D.A.M., INC.
By:	/s/ ROBERT S. CRAMER, JR. Robert S. Cramer, Jr., Chairman of the Board, Co-Founder, Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of A.D.A.M., Inc. (the "Corporation") and the several undersigned officers and directors thereof whose signatures appear below, hereby makes, constitutes and appoints Robert S. Cramer, Jr. and Kevin Noland, and each of them, its, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it, him or her and in its, his or her name, place and stead, in any and all capacities, to sign this registration statement of the Corporation to be filed with the Securities and Exchange Commission (the "Commission"), together with any and all amendments (including post-effective amendments) to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT S. CRAMER, JR. Robert S. Cramer, Jr.	Chairman of the Board, Co-Founder, Chief Robert S. Cramer, Jr. Executive Officer, and Director (Principal Executive Officer)	May 16, 2002
/s/ RAFE D. PAYNE Rafe D. Payne	Corporate Secretary and Controller Rafe D. Payne (Principal Financial and Accounting Officer)	May 16, 2002
/s/ DANIEL S. HOWE Daniel S. Howe	Director	May 16, 2002

/s/ JOHN W. MCCLAUGHERTY John W. McClaugherty	Director	May 16, 2002
Francis J. Tedesco, M.D.	Director	May 16, 2002
/s/ MARK KISHEL, M.D. Mark Kishel, M.D.	Director	May 16, 2002

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of A.D.A.M., Inc., (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
4.2	Amended and Restated Bylaws of A.D.A.M., Inc. (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
5.1	Legal Opinion of Smith, Gambrell & Russell, LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion at Exhibit 5.1)

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